                                                                    EXHIBIT 13.4
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
================================================================================
                                    FORM 10-Q


                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1996


                           COMMISSION FILE NO. 1-12210


                       HOUSTON BIOTECHNOLOGY INCORPORATED

             (Exact name of Registrant as specified in its charter)

                DELAWARE                                       76-0102032
      (State or other jurisdiction                          (I.R.S. Employer
    of incorporation or organization)                      Identification No.)

       3608 RESEARCH FOREST DRIVE
       THE WOODLANDS, TEXAS 77381                                 77381
(Address of principal executive offices)                        (Zip Code)

        REGISTRANT'S TELEPHONE NUMBER INCLUDING AREA CODE: (713) 363-0999

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                   Yes [X]    No  [ ]


       The number of shares outstanding of the Registrant's Common Stock as of September 30, 1996, was 5,638,707 shares.

================================================================================

                       HOUSTON BIOTECHNOLOGY INCORPORATED

                                      INDEX


PART I  FINANCIAL INFORMATION


               ITEM 1 -   Financial Statements................................3

               ITEM 2 -   Management's Discussion and Analysis of
                              Financial Condition and Results of Operations...9


PART II        OTHER INFORMATION


               ITEM 6 -   Exhibits and Reports on Form 8-K....................11


SIGNATURE      ...............................................................12

                         PART I - FINANCIAL INFORMATION

ITEM 1 -   FINANCIAL STATEMENTS

        The following unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the annual report on Form 10-K of the Company for its fiscal year ended December 31, 1995.

        The information presented in the accompanying financial statements is unaudited, but in the opinion of management, reflects all adjustments (which include only normal recurring adjustments) necessary to present fairly such information.

                       HOUSTON BIOTECHNOLOGY INCORPORATED
                                 BALANCE SHEETS

                                                                  (Unaudited)
                                                                 September 30,      December 31,
                                                                     1996              1995
                                                                  ------------       ------------
                    ASSETS
CURRENT ASSETS:
      Cash and cash equivalents ............................      $    163,674       $    572,058
      Prepaid and other assets .............................            56,819             67,492
                                                                  ------------       ------------
        Total current assets ...............................           220,493            639,550

FIXED ASSETS, net of accumulated depreciation of
      $2,298,632 and $2,165,254, respectively ..............           324,145            457,523

OTHER ASSETS, net of accumulated amortization of
      $63,521 and  $62,146, respectively ...................            12,113             13,489
                                                                  ------------       ------------
        Total assets .......................................      $    556,751       $  1,110,562
                                                                  ============       ============
   LIABILITIES AND STOCKHOLDERS' INVESTMENT

CURRENT LIABILITIES:
      Accounts payable and accrued liabilities .............      $    750,739       $    843,717
      Deferred license and development revenue .............           275,000               --
      Current portion of long-term debt
        and capital lease obligations ......................            83,034            255,538
                                                                  ------------       ------------
        Total current liabilities ..........................         1,108,773          1,099,255

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS ...............           210,289            140,423

STOCKHOLDERS' INVESTMENT (DEFICIT):
      Common stock, $0.01 par, 40,000,000 shares authorized,
        5,638,707 shares issued and outstanding ............            56,387             56,387
      Warrants to purchase 4,521,558 shares of common stock          3,795,725          3,795,725
      Additional paid-in capital ...........................        21,847,646         21,847,646
      Accumulated deficit ..................................       (26,462,069)       (25,828,874)
                                                                  ------------       ------------
        Total stockholders' investment (deficit) ...........          (762,311)          (129,116)
                                                                  ------------       ------------
        Total liabilities and stockholders' investment .....      $    556,751       $  1,110,562
                                                                  ============       ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       HOUSTON BIOTECHNOLOGY INCORPORATED
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                        Three Months Ended September 30  Nine Months Ended September 30
                                          ---------------------------     ---------------------------
                                             1996            1995            1996            1995
                                          -----------     -----------     -----------     -----------
REVENUES:
    License and development revenue ..    $   275,000     $    ---        $   925,000     $     ---
    Grant and other revenue ..........         22,132           7,491          69,013          25,431
    Investment income ................          2,830           9,549          15,528          52,901
                                          -----------     -----------     -----------     -----------
       Total revenues ................        299,962          17,040       1,009,541          78,332

EXPENSES:
    Research and development .........        400,217         484,866       1,179,757       1,612,918
    General, administrative, and other        119,070         141,497         462,977         594,096
                                          -----------     -----------     -----------     -----------
      Total costs and expenses .......        519,287         626,363       1,642,734       2,207,014
                                          -----------     -----------     -----------     -----------
Net loss .............................    $  (219,325)    $  (609,323)    $  (633,193)    $(2,128,682)
                                          ===========     ===========     ===========     ===========
Net loss per common share ............    $     (0.04)    $     (0.11)    $     (0.11)    $     (0.38)
                                          ===========     ===========     ===========     ===========
Weighted average shares used in
    computing net loss per share .....      5,638,707       5,638,707       5,638,707       5,638,707
                                          ===========     ===========     ===========     ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       HOUSTON BIOTECHNOLOGY INCORPORATED
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                       Nine months ended September 30,
                                                       ----------------------------
                                                           1996           1995
                                                         ---------     -----------
Cash flows provided (used) by operating activities:

      Net loss ......................................    $(633,193)    $(2,128,682)
      Adjustments to reconcile net loss to net cash
          provided (used) by operating activities:
          Depreciation and amortization .............      134,753         185,671
          Writedown of capitalized construction costs         --            52,297
          Other .....................................         --           (11,527)

      (Increase) decrease in operating assets:
          Other current assets ......................       10,673          28,369
          Other assets ..............................         --             4,346
      Increase (decrease) in operating liabilities:
          Accounts payable and accrued liabilities ..      (92,979)        137,303
          Deferred license and development revenue ..      275,000            --
                                                         ---------     -----------
              Cash provided (used) by operating
                activities ..........................     (305,746)     (1,732,223)

Cash flows provided (used) by investing activities:
      Purchases of fixed assets .....................         --            (8,237)

Cash flows provided (used) by financing activities:
      Payments on debt and capital lease obligations      (102,638)        (49,363)
      Proceeds from new debt ........................                       91,891
                                                         ---------     -----------
          Cash provided (used) by financing
            activities ..............................     (102,638)         42,528
                                                         ---------     -----------
Increase (decrease) in cash and cash equivalents ....     (408,384)     (1,697,932)
Cash and cash equivalents at beginning of period ....      572,058       2,238,272
                                                         ---------     -----------
Cash and cash equivalents at end of period ..........    $ 163,674     $   540,340
                                                         =========     ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       HOUSTON BIOTECHNOLOGY INCORPORATED
                        NOTES TO THE FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                   (UNAUDITED)

(1)     ORGANIZATION

        The accompanying financial statements and related notes should be read in conjunction with the annual report on Form 10-K for the year ended December 31, 1995 of Houston Biotechnology Incorporated ("HBI" or the "Company"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. In the opinion of management of the Company, the accompanying financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly such information. The results of operations for the period ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

        Houston Biotechnology Incorporated, a Delaware corporation, was founded in February 1984 and commenced substantial operations in May 1986. HBI is a biotechnology company engaged in the development of biopharmaceutical products to treat or prevent certain common ophthalmic diseases and disorders. The principal objective of the Company is to develop products to treat conditions for which no effective pharmaceutical treatment is currently available or for which such products may provide advantages over existing treatments. The Company's most advanced product is an immunotoxin for the prevention of secondary cataract (the "4197X-RA Immunotoxin"), the most common complication following primary cataract surgery.

(2) FINANCIAL CONDITION

        The Company is engaged in research and development activities in biotechnology, which involve a high degree of uncertainty and risk. Risks include, but are not limited to, the following: the need for additional funding, the early stage of development of the Company's products, the possibility of competition and technological changes, uncertainties in the regulatory process, uncertainties regarding product pricing and reimbursement, reliance on corporate partners for funding, dependence on licenses, patents and know-how, possible product liability and reliance on key personnel. The Company has not generated any revenues from product sales and there is no assurance of any such revenues in the future. HBI has experienced significant negative cash flow and incurred accumulated losses of $26,462,069 through September 30, 1996, and must access additional sources of financing.

        Payments from Santen Pharmaceutical Co., Ltd. ("Santen") (see Note 3) have been the principal source of funding of the Company's activities in 1996, and recently, the Company has deferred payment to certain vendors. Such deferrals may constitute default under certain vendor contracts, but the Company has not received any notices of defaults and vendors are continuing to provide goods and services to the Company. However, the Company must secure additional funding by mid-December 1996 to continue operations. As previously reported, the Company has engaged an investment banker and is working on a best efforts offering of equity securities. There can be no assurance that the Company will be able to raise funds in a timely manner.

        These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements have been prepared assuming the Company will continue as a going concern, and do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

        The Company's Common Stock and Warrants are listed on the American Stock Exchange ("AMEX"). At this time, the Company fails to meet certain of the financial guidelines for continued listing. Accordingly, there can be no assurance that the Company will be able to maintain the listing of its securities on the AMEX. Delisting of the Common Stock and Warrants could have an adverse effect on their liquidity and could increase the difficulty encountered by the Company in obtaining future financing.

(3) RESEARCH AND LICENSE AGREEMENTS

        Effective December 29, 1995, HBI and Santen entered into a Codevelopment and License Agreement (the "Santen License") covering the marketing in Japan of the 4197X-RA Immunotoxin. To maintain exclusive marketing rights, Santen is required to provide $7,750,000 over six years to support HBI's development of the Immunotoxin. HBI received $250,000 in November 1995 from Santen under an Option Agreement related to the Santen License, and the payment schedule for the $7,750,000 is as follows: $750,000 in five installments through April 1996; $250,000 quarterly for 1996 through 2001, and $1 million within 60 days of delivery of an interim report on the Refined Product Safety Study or within 30 days of enrollment of the first patient in U.S. Phase III trials. At Santen's option, Santen may elect not to make any payment, but in such event, the license may be made non-exclusive or terminated by HBI. Santen is obligated to seek regulatory approval for the product in Japan and is responsible for the development cost associated with these efforts. Upon the commencement of commercial sales by Santen in Japan, Santen will pay HBI earned royalties based on net sales. Commencing six months after approval of the Immunotoxin by Japanese regulatory authorities, Santen is required to pay minimum royalties. HBI retains all manufacturing rights and Santen is required to purchase the Immunotoxin from HBI. Amounts paid by Santen to HBI, except those amounts related to the purchase of the Immunotoxin, are subject to a 10% withholding tax imposed by the Japanese government. HBI receives U.S. income tax credits equal to the amounts withheld, but HBI is not currently able to utilize such credits.

                      HOUSTON BIOTECHNOLOGY INCORPORATED

--------------------------------------------------------------------------------

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        HBI commenced substantial operations in 1986 and, since inception, has been primarily engaged in research and product development of its lead product, the 4197X-RA Immunotoxin, an immunotoxin being developed for the prevention of secondary cataract. In addition, the Company is researching drug-conjugate products to enhance the success of glaucoma filtering surgery.

PRODUCT DEVELOPMENT

        Development of biopharmaceutical products involves a high degree of risk and uncertainty and requires a large investment of cash and technical resources before commercialization. The Company's realization of its investment in its research and development efforts will not occur unless and until regulatory approval to market is obtained and profits are generated at a future date. The FDA requires compliance with strict regulatory procedures before it will grant approval for a pharmaceutical product to be marketed in the United States. These regulatory procedures require, among other things: (i) preclinical development and filing an IND with the FDA, (ii) Phase I human clinical trials to test safety, which normally take from one to three years, (iii) Phase II and III human clinical trials to confirm the results of Phase I safety studies, prove efficacy and observe any low-incidence adverse effects, which normally take from two to three years each, and (iv) filing a PLA with the FDA containing the results of the human clinical trials for review and approval by the FDA, a process which normally takes approximately one to two years. The time required to comply with the regulatory procedures normally is longer for treatments addressing slowly developing diseases, such as secondary cataract. There is no assurance that FDA approval of the 4197X-RA Immunotoxin or any product candidate can be obtained within these time frames, if at all.

        With respect to the 4197X-RA Immunotoxin, the Company filed the IND in August 1990, filed a Phase I report with the FDA in January 1992 and commenced a Phase I/II human clinical study in March 1993. Patient enrollment in this study was completed in July 1994. Interim analyses of the data from the Phase I/II clinical trial have revealed statistically significant differences in rates of lens capsule opacification between the 50-unit dose and placebo at six, twelve and eighteen months post cataract surgery. Patient enrollment in a Phase II human clinical study of patients requiring cataract surgery in both eyes was completed in January 1996.

        The Company currently estimates that it will cost approximately an additional $25 million to complete the product development, manufacturing requirements and clinical trials necessary to allow commercial sale of the 4197X-RA Immunotoxin, based on current estimates of the size of the Phase III clinical trials. Additional capital will be required to market the 4197X-RA Immunotoxin once the product is approved for sale in the United States. In addition, other funds will be required to defray general and administrative expenses and to support the Company's other projects. Since research and development projects such as the 4197X-RA Immunotoxin involve a number of uncertainties, there can be no assurance that the project costs will not exceed the current estimates. In any event, additional funds will be necessary to successfully complete development and commercialization of the 4197X-RA Immunotoxin as well as any other products.

LIQUIDITY AND CAPITAL RESOURCES

        The Company's cash and cash equivalents were $163,674 as of September 30, 1996, a decrease of $408,384 from $572,058 as of December 31, 1995. The principal factors affecting the change in cash for the nine months ended September 30, 1996 were the operating expenses (net of depreciation and amortization) of $1,507,981, the reduction in accounts payable and accrued liabilities of $92,979 and the net payments by Santen of $1,200,000. All of the Company's cash equivalents and short-term investments are invested in United States government securities, high-grade corporate investments, commercial paper and bankers acceptances.

        Payments from Santen have been the principal source of funding of the Company's activities in 1996, and recently, the Company has deferred payment to certain vendors. Such deferrals may constitute default under certain vendor contracts, but the Company has not received any notices of defaults and vendors are continuing to provide goods and services to the Company. However, the Company must secure additional funding by mid-December 1996 to continue operations. As previously reported, the Company has engaged an investment banker and is working on a best efforts offering of equity securities. There can be no assurance that the Company will be able to raise funds in a timely manner.

        These factors raise substantial doubt about the Company's ability to continue as going concern. As a result of the foregoing, the Company's independent accountants have included an explanatory paragraph in their report on the Company's financial statements at December 31, 1995, that describes the uncertainty regarding the Company's ability to continue as a going concern.

        The Company's Common Stock and Warrants are listed on the American Stock Exchange ("AMEX"). At this time, the Company fails to meet certain of the financial guidelines for continued listing. Accordingly, there can be no assurance that the Company will be able to maintain the listing of its securities on the AMEX. Delisting of the Common Stock and Warrants could have an adverse effect on their liquidity and could increase the difficulty encountered by the Company in obtaining future financing.

RESULTS OF OPERATIONS

        HBI had a net loss of $633,193 for the nine months ended September 30, 1996 compared to a net loss of $2,128,682 for the same period in 1995. Revenues from operations for the nine months ended September 30, 1996 were $1,009,541 compared to $78,332 generated in the same period in 1995. Santen made net payments of $1,200,000 during the nine months ended September 30, 1996, of which $925,000 was recognized as revenue and $275,000 was deferred. Expenses from operations for the nine months ended September 30, 1996 were $1,642,734 as compared to $2,207,014 incurred in the same period in 1995, a decrease of 26%. In general, the decrease in expenses was due to ongoing cost containment efforts. More specifically, the decrease in research and development expenses was due primarily to reduced employment and reduced utilization of consultants and contractors in connection with clinical studies. The decrease in general and administrative expenses was due primarily to reduced utilization of legal and professional services.

CAUTIONARY DISCLOSURES

        Item 2 of this document includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Although the Company believes that the expectations reflected in such forward looking statements are based upon reasonable assumptions, the Company can give no assurance that these expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's expectations include general economic, business and market conditions, development and operating costs, changes in the regulatory framework and the factors that are disclosed in conjunction with the forward looking statements included herein and in the Company's most recent 10-K filed with the Securities and Exchange Commission ("Cautionary Disclosures"). Subsequent written and oral forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Disclosures.

                           PART II - OTHER INFORMATION


ITEM       6 - EXHIBITS AND REPORTS ON FORM 8-K

           (a) No exhibits are filed with this report.

           (b) No reports on Form 8-K were filed during the three months ended September 30, 1996.

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the Registrant in the capacity and on the date indicated.




                                    HOUSTON BIOTECHNOLOGY INCORPORATED
Dated:  November 13, 1996     By:/s/J. RUSSELL DENSON
                                    J. Russell Denson
                                    President and Chief Executive Officer
                                    (Principal executive and financial officer)

[ARTICLE] 5
[LEGEND]
THE FINANCIAL DATA SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM HOUSTON BIOTECHNOLOGY INCORPORATED 10Q DATED 9-30-96AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
[/LEGEND]

[PERIOD-TYPE]                   9-MOS
[FISCAL-YEAR-END]                          DEC-31-1996
[PERIOD-END]                               SEP-30-1996
[CASH]                                         163,674
[SECURITIES]                                         0
[RECEIVABLES]                                        0
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                               220,493
[PP&E]                                       2,622,777
[DEPRECIATION]                               2,298,632
[TOTAL-ASSETS]                                 556,751
[CURRENT-LIABILITIES]                        1,108,773
[BONDS]                                              0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                        56,387
[OTHER-SE]                                   (818,698)
[TOTAL-LIABILITY-AND-EQUITY]                   556,751
[SALES]                                        925,000
[TOTAL-REVENUES]                             1,009,541
[CGS]                                                0
[TOTAL-COSTS]                                1,642,734
[OTHER-EXPENSES]                                     0
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                   0
[INCOME-PRETAX]                              (633,193)
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                          (633,193)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                 (633,193)
[EPS-PRIMARY]                                    (.11)
[EPS-DILUTED]                                    (.11)